Exhibit 10.6

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into on the date executed below, by and between Boot Barn, Inc., (the “Company”), and Laurie Grijalva (“Executive”) and is deemed effective on, May 11, 2014 (the “Effective Date”).

RECITALS

WHEREAS, the Company wishes to continue to employ Executive as its Vice President Buying and Merchandising, and Executive wishes to be so employed by the Company on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the promises and obligations set forth below and for other good and valuable consideration, the Company and Executive agree and intend to be legally bound hereby as follows:

AGREEMENT

1.                                      POSITION AND DUTIES.

(a)                                Position.  The Company hereby agrees to continue to employ Executive as the Vice President of Buying and Merchandising of the Company, reporting to the Company’s Chief Executive Officer (the “CEO”).  Executive shall have such responsibilities and duties consistent with this position and as determined from time-to-time by the Company.  If requested by the Company or the CEO, Executive will provide services as an officer to WW Top Investment Corporation, a Delaware corporation (the “Parent”), and/or any affiliate or subsidiary of the Company without additional compensation.

(b)                                Location.  Executive shall perform her duties at the Company’s corporate office located in Orange County, California subject to customary travel as reasonably required.

2.                                      BEST EFFORTS.  Executive agrees to devote her full business time and best efforts to the faithful and loyal performance of her duties to the Company (except for permitted vacation periods and reasonable periods of illness or other incapacity).  Executive shall not, directly or indirectly, provide employment, consulting or other services or advice to any other person or entity other than the Parent or an affiliate or subsidiary of the Company as directed by the Company.  Executive shall not, directly or indirectly, engage or participate in any outside activity that would, or may be perceived to, conflict with the best interests of the Company.

3.                                      TERM.        This Agreement shall commence on the Effective Date and continue until Executive’s separation of employment as set forth in Section 6.

4.                                      COMPENSATION AND BENEFITS.

(a)                                Base Salary.  The Company shall continue to pay Executive an annualized base salary in the amount of Two Hundred Forty-five Thousand Dollars.  ($245,000), less applicable withholdings under state and federal law (the “Base Salary”) in accordance with the Company’s normal payroll practices.  Executive’s performance and any salary adjustments will be subject to annual review in accordance with Company practices and in the discretion of the Company.

(b)                                Bonus.  Executive shall continue to be eligible to participate in the Company’s bonus (“bonus”) plan pursuant to the terms and conditions of that plan.  Executive’s potential target bonus compensation will continue to be 30% of Executive’s Base Salary each year, and will be based upon goals (including, without limitation, achieving revenue and EBITDA targets) established by the Company.  The actual bonus amount earned will be dependent upon the achievement of a combination of Company and personal annual performance objectives established by the Company and/or set forth in the annual plan.  Accordingly, depending on whether such objectives are under-or over-achieved, the actual amount payable to Executive, if any, as an annual performance bonus may be less than, equal, or greater to the target specified above.  Subject to Executive’s continued employment with the Company through the date on which such bonuses are paid, any bonus payable pursuant to this Section 4(b) shall be paid at the same time as bonuses are payable to other executive officers of the Company and in accordance with the provisions of the bonus plan generally applicable to the Company’s executive officers in effect from time to time, but no later than 120 days following the end of the Company’s fiscal year to which the bonus relates.

(c)                                 Equity.   Executive’s previously granted options of WW Top Investment Corporation common stock, to be purchased at a strike price determined by the Board of Directors of the Company, will remain as granted.  All options provided will be subject to the terms of the WW Top Investment Corporation 2011 Equity Incentive Plan and standard option agreement which will be provided to Executive, in force and as amended from time to time.

(d)                                Paid Time Off.  Executive shall now be eligible to accrue 6 weeks of paid time off (“PTO”) (prorated to reflect partial years worked) each calendar year.  Executive may carry over accrued and unused PTO to the next calendar year, provided that, Executive shall accrue no more than 8 weeks of PTO (the “PTO Cap”).  If Executive reaches the PTO Cap, Executive shall not accrue any additional PTO until he uses her PTO so that the balance falls below the PTO Cap.  Any PTO used for vacation shall be taken at the reasonable and mutual convenience of the Company and Executive.  Any accrued and unused PTO shall be paid to Executive upon termination.  In addition, Executive shall receive certain paid holidays as set forth in the employee handbook.

(e)                                 Benefits.  Executive shall continue to be eligible to participate in any Company-sponsored health and welfare benefit plans or programs of the Company in effect from time to time and available to other similarly-situated officers of the Company.  The amount, eligibility and extent of the benefits shall be governed by the applicable benefit plan or program of the Company as in force and amended from time to time.

5.                                      EXPENSES. The Company shall reimburse Executive for all reasonable business expenses of types authorized by the Company and reasonably and necessarily incurred or paid for by Executive in the performance of her duties, responsibilities, and authorities hereunder. Executive shall provide the Company with reasonable documentation and receipts establishing the amount and nature of such expenses.   Executive shall comply with such reasonable budget limitations and approval and reporting requirements with respect to expenses as the Company may establish from time to time.

6.                                      TERMINATION.  Executive and the Company may terminate this Agreement for any reason or no reason, at any time, as set forth in this Section 6.  Upon termination of Executive’s employment for any reason, Executive is entitled to no other payments, compensation, severance or benefits except as expressly stated in this Section 6.

(a)                                Termination Without Cause. The Company may terminate Executive’s employment without Cause (defined in Section 6(c)(ii)), other than as a result of Executive’s death or disability, by providing Executive written notice.  If Executive’s employment is terminated by the Company without Cause, the Company shall pay Executive: (i) the Accrued Obligations (defined in Section 6(c)(i)) and (ii) the Severance Payment (defined in Section 6(c)(iii)), provided that, Executive will only be entitled to receive the Severance Payment if she executes, delivers and does not revoke (if applicable) a general waiver and release of all claims against the Company, the Parent and their affiliates and subsidiaries no later than sixty (60) days after her termination date, in a form to be provided by the Company (the “Release”), and she complies with her continuing obligations as set forth in Section 7 of this Agreement.

If Executive’s employment is terminated pursuant to this Section 6(a), then except as set forth in this Section 6(a), the Company shall have no further obligation to Executive or liability under this Agreement by way of compensation or otherwise.

(b)                                Other Terminations.  If Executive’s employment terminates for any reason other than as set forth in Section 6(a), including for Cause, due to her death or disability, or if Executive resigns her employment for any reason, Executive will be entitled to receive only the Accrued Obligations; she will not receive the Severance Payment or any other post-termination severance or other benefits, and the Company shall have no further obligation to Executive or liability under this Agreement by way of compensation or otherwise.

(c)                                  Certain Definitions.  For purposes of this Agreement:

(i)                           “Accrued Obligations” shall mean: (1) the amount of any accrued but unpaid Base Salary, less applicable withholdings and deductions, due and owing to Executive as of the date of termination; (2) any accrued and unused paid time off, less applicable withholdings and deductions, through the date of termination and/or other vested benefit to which Executive is entitled under any Company plan or program; and (3) reimbursement of expenses incurred by Executive in accordance with this Agreement and not previously reimbursed through the date of termination.

(ii)                                 “Cause” shall mean, each by the Company:

(A)          Executive’s refusal or failure to perform her duties and responsibilities under this Agreement, to follow any instruction issued by the Company or the CEO, or to comply with any written policies or procedures of the Company (including, but not limited to, the Company’s policies prohibiting discrimination and harassment, drug policy, etc.);

(B)       Executive’s engagement in any act of misfeasance or nonfeasance of her assigned duties, theft, fraud, embezzlement, falsification of Company documents, misappropriation of funds or other assets of the Company or in any conduct which is damaging to the goodwill, business or reputation of the Company;

(C)      Executive’s conviction by a court of competent jurisdiction of, or her pleading guilty or nolo contendere to any felony or crime involving moral turpitude that is damaging to the reputation of the Company; or

(D)     Executive’s breach of any of her obligations contained in this Agreement or the Confidential Information Agreement (defined below).

(iii)                              “Severance Payment” shall mean Executive’s Base Salary in effect on the termination date payable for a period of six (6) months from the termination date, as salary continuation payments in accordance with the Company’s normal payroll practices, the first installment of which shall be made on the first regular payroll period following the sixtieth (60th) day after the termination date (and will include any Severance Payment installment that would have otherwise been paid during the period following the termination date through the date of the first Severance Payment installment); provided that Executive has executed and delivered the Release and the Release is irrevocable as of such date.

7.                                      CONFIDENTIAL INFORMATION AND NON-SOLICITATION.   As a condition of employment, Executive shall be required to execute, deliver and comply with the Company’s Confidential and Proprietary Information Agreement (“Confidential Information Agreement”) provided to Executive contemporaneously herewith.   Termination of Executive’s employment with the Company, however caused, shall not affect Executive’s continuing obligations under the Company’s Confidential Information Agreement.

8.                                      GENERAL.

(a)                                            Severability.  Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any part, clause, or condition of this Agreement is held to be partially or wholly invalid, unenforceable, or inoperative for any reason whatsoever, such invalid provision shall not affect any other provision or portion hereof, which shall continue to be effective as though such invalid, unenforceable or inoperative part, clause or condition had not been made.

(b)                                Representation and Warranties.  Executive represents and warrants that: (i) her employment with the Company does not and will not breach any agreements with or duties to any third party; (ii) she has no obligations or commitments inconsistent with the terms of this Agreement or with undertaking an employment relationship with the Company; (iii) she will not enter into any agreement or engage in any activity which would conflict with this Agreement or which would otherwise materially interfere with her duties hereunder and/or the best interests of the Company, the Parent, or any subsidiary or affiliate thereof; (iv) she has had the opportunity to consult legal counsel and a tax advisor of her own choosing in regard to this Agreement, and (v) she knowingly and voluntarily has entered into this Agreement, based on her own judgment, and not on any representations, inducements or promises other than those expressly contained in this Agreement.

(c)                                 Waivers/Construction.  No delay or omission by either party hereto in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

(d)                                Withholding.  All compensation (including bonuses and severance, if applicable) payable by the Company to Executive hereunder shall be reduced prior to the delivery of such payment to Executive by an amount sufficient to satisfy any applicable federal, state, local or other tax withholding requirements.

(e)                                 Successors and Assigns; Assignment.  Executive shall not assign this Agreement and any attempt by her to do so will be deemed null and void.  This Agreement will be binding upon and inure to the benefit of the Company, its successors and assigns, and may be assigned by the Company to the Parent or any subsidiary or affiliate thereof, or to a person or entity which is a successor in interest to substantially all of the business operations or assets of the Company.

(f)                                  Entire Agreement: No Oral Modification.  This Agreement contains the entire understanding of the parties with respect to Executive’s employment with the Company, and supersedes any and all prior or contemporaneous agreements and understandings relating to Executive’s employment with the Company.  This Agreement cannot be amended or modified except pursuant to a written instrument signed by Executive and the CEO.

(g)                                 Governing Law.  This Agreement shall be construed in accordance with the laws of the State of California.

(h)                                Section Headings.  The section and subsection heading of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

(i)                                    Counterparts.  This Agreement may be executed by facsimile or pdf signature and in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.                                      409A.  It is intended that compensation paid or delivered to Executive pursuant to this Agreement is either paid in compliance with, or is exempt from, Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (“Section 409A”), and this Agreement shall be interpreted and administered accordingly.  However, the Company does not warrant to Executive that all amounts paid or delivered to her will be exempt from, or paid in compliance with, Section 409A, and Executive should seek the advice of a tax advisor.  If and to the extent necessary to comply with Section 409A, for the purposes of determining when amounts otherwise payable on account of Executive’s termination of employment under this Agreement will be paid, “terminate”, “terminated” or “termination” or words of similar import relating to Executive’s employment with the Company, as used in this Agreement, shall be construed as the date that Executive first incurs a “separation from service” from the Company within the meaning of Section 409A.   In addition, any right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Employment Agreement to be duly executed as of the date and year written below.

Dated: 5/28/2014	BOOT BARN, INC.
	By:	/s/ James G. Conroy
James G. Conroy
Chief Executive Officer

EXECUTIVE
	By:	/s/ Laurie Grijalva
Dated: 5/27/2014		Laurie Grijalva